Exhibit 4.7

RESTATED AMENDMENT AGREEMENT

This restatement of the amendment agreement dated March 27, 2018 (“Amendment Agreement”) is made at Bangalore on April _______, 2019 (“Execution Date”)

BY AND AMONG:

AAYAS TRADE SERVICES PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block, Bangalore – 560 070 (hereinafter referred to as the “Company” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

ELBIT PLAZA INDIA REAL ESTATE HOLDINGS LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia – Cyprus (hereinafter referred to as the “Promoter” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

KOYENCO LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia – Cyprus (hereinafter referred to as the “Other Shareholder” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART;

AND

MINERVA INFRATECH PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 001 (hereinafter referred to as the “Purchaser” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FOURTH PART;

AND

MANTRI DEVELOPERS PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 001 (hereinafter referred to as “MDPL” which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIFTH PART.

The Company, the Promoter, the Other Shareholder, the Purchaser and MDPL are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A.	The Parties, inter alia, have executed the various contracts including the Securities Purchase Agreement (defined below), details of which are set out in Annexure A hereto (“Executed Documents”). In accordance with the Executed Documents, the Purchaser and MDPL have agreed to acquire from the Promoter and the Other Shareholder, the entire shareholding of the Company which is held by the Promoter and the Other Shareholder (herein referred to as the “Sale Securities”).

B.	However, the Purchaser and MDPL failed to fulfil their obligations under the Executed Documents prior to the Long Stop Date (as defined in the Executed Documents), and the Promoter is entitled to proceed to Separation (as defined in the Executed Documents) pursuant to the provisions of the Executed Documents.

C.	The Parties had executed an amendment agreement dated June 16, 2017 to the Executed Documents. Simultaneously with the execution of the Amendment Agreement, the Company, the Promoter and MDPL had executed a securities purchase agreement and consequently, the Purchaser has purchased 4,60,00,000 (Four Crore Sixty Lakh) Series A CCDs for an aggregate consideration of Rs. 46,00,00,000 (Rupees Forty Six Crores) in nine tranches.

D.	Subsequently, the Parties have executed a restated amendment agreement dated March 27, 2018 to the Executed Documents. Simultaneously with the execution of the aforesaid restated amendment agreement, the Company, the Promoter and MDPL had executed an amended and restated securities purchase agreement (“2018 SPA”). Pursuant to the 2018 SPA, the Purchaser purchased 3,40,00,000 (Three Crores Forty Lakhs) Series A CCDs for an aggregate consideration of Rs. 34,00,00,000 (Rupees Thirty Four Crore only ) in 13 (thirteen) tranches.

E.	The Purchaser and MDPL have requested for an extension of time to fulfil their obligations under the 2018 SPA prior to the Long Stop Date (as defined in the Securities Purchase Agreement).

F.	Subsequently, pursuant to discussions, the Parties have agreed mutually to extend the “Long Stop Date” as defined in the Executed Documents in the manner set out in Clause 2 below. Further, in accordance with an amended and restated security purchase agreement of even date executed between the Company, the Promoter and MDPL (“ARSPA”), MDPL has agreed to purchase from the Promoter and the Promoter has agreed to sell to MDPL, 5,00,00,000 (Five Crores) Series A CCDs (defined below) for the purchase price mentioned in the ARSPA. The 5,00,00,000 (Five Crores) Series A CCDs shall be purchased by MDPL from the Promoter in 8 (eight) tranches as under, for the consideration set out below aggregating to Rs. 50,00,00,000 (Rupees Fifty Crores):

Sl. No.	Date by which the relevant CCD Closing is required to occur (each a “Subsequent Closing Date”)	Amount to be paid by MDPL (Rs.)	Number of Sale Securities to be transferred
1.	April 25, 2019 (“First LSD”)	10,00,00,000 (“First Tranche Purchase Price”)	1,00,00,000 Series A CCDs (“First Closing CCDs”)
2.	May 30, 2019	4,00,00,000 (“Second Tranche Purchase Price”)	40,00,000 Series A CCDs
3.	June 30, 2019	4,00,00,000 (“Third Tranche Purchase Price”)	40,00,000 Series A CCDs
4.	July 31, 2019	6,00,00,000 (“Fourth Tranche Purchase Price”)	60,00,000 Series A CCDs
5.	August 31, 2019	6,00,00,000 (“Fifth Tranche Purchase Price”)	60,00,000 Series A CCDs
6.	September 30, 2019	6,00,00,000 (“Sixth Tranche Purchase Price”)	60,00,000 Series A CCDs
7.	October 31, 2019	7,00,00,000 (“Seventh Tranche Purchase Price”)	70,00,000 Series A CCDs
8.	November 15, 2019	7,00,00,000 (“Eighth Tranche Purchase Price”)	70,00,000 Series A CCDs
Total		50,00,00,000	5,00,00,000 Series A CCDs

Further, 41,43,68,780 (Forty One Crores Forty Three Lakhs Sixty Eight Thousand Seven Hundred Eighty) Series B CCDs and the entire issued share capital of the Company shall be acquired by the Purchaser for an aggregate consideration of Rs. 226,63,17,477 (Rupees Two Hundred Twenty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) under the provisions of the Securities Purchase Agreement, as amended by this Amendment Agreement.

G.	At the request of the Purchaser, the Parties have now agreed that, subject to the occurrence of each CCD Closing as per the ARSPA, the “Long Stop Date” as defined in the Securities Purchase Agreement shall be as amended hereinbelow.

H.	The Parties are now entering into this Amendment Agreement to record the amendments to the Executed Documents pursuant to the revised understanding set out above.

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Amendment Agreement, capitalised terms used but not specifically defined in this Amendment Agreement shall have the meaning attributed to them in the Securities Purchase Agreement. Except as amended herein the Clauses not mentioned in this Amendment Agreement shall have the same meaning and effect as currently stated in the Securities Purchase Agreement.

(a)	“Amendment Agreement” will mean this restated amendment agreement executed among the Parties on the Execution Date;

(b)	“Business Day” means a day other than Saturday and Sunday on which scheduled commercial banks in Bangalore, India and Cyprus are open for normal banking business;

(c)	“CCDs” shall mean the Series A CCDs and the Series B CCDs, collectively;

(d)	“CCD Closing” shall have the meaning ascribed to such term in the ARSPA;

(e)	“CCD Closing Date” shall have the meaning ascribed to such term in the ARSPA;

(f)	“First CCD Closing” shall have the meaning ascribed to such term in the ARSPA;

(g)	“First LSD” shall have the meaning ascribed to such term in the ARSPA;

(h)	“NCDs” shall have the meaning ascribed to such term in the ARSPA;

(i)	“Securities Purchase Agreement” shall mean the securities purchase agreement executed between the Promoter, the Company, the Other Shareholder, MDPL and the Purchaser on December 02, 2015 as amended by the supplemental agreement dated June 22, 2016, Amendment Agreement dated June 16, 2017, and the restated amendment agreement dated March 27, 2018, as detailed in Annexure A;

(j)	“Series A CCDs” shall have the meaning ascribed to such term in the ARSPA; and

(k)	“Series B CCDs” shall have the meaning ascribed to such term in the ARSPA.

1.2	Interpretation

Unless the context otherwise requires, in this Amendment Agreement:

(a)	the recitals shall be regarded as an integral part of this Amendment Agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	reference to any laws shall mean such laws as may be enacted, amended, supplemented or re-enacted from time to time;

(d)	reference to a gender includes a reference to the other gender;

(e)	reference to the words “include” or “including” will be construed without limitation;

(f)	if any act is to be done on a date which is specified in the Agreement and such date is not a Business Day, then such act shall be done on the immediately succeeding Business Day;

(g)	reference to this Amendment Agreement, the ARSPA or any other agreement, deed or other instrument or document will be construed as a reference to this Amendment Agreement, the ARSPA or such other agreement, deed, instrument or document as the same may from time to time be amended, varied, supplemented or novated;

(h)	the headings in this Amendment Agreement are for reference only and will not affect the interpretation or construction hereof; and

(i)	Any clause creating an obligation on the Purchaser in terms of the payment of the Purchase Price and/or any advance thereof shall mean and be interpreted as being the obligation of the Purchaser and MDPL.

2.	EXTENSION OF LONG STOP DATE

2.1	With effect from September 30, 2016 and subject to the First CCD Closing having been completed, the “Long Stop Date” as set out in the Securities Purchase Agreement shall be read and interpreted to mean April 25, 2019 and all provisions of the Securities Purchase Agreement shall be read and interpreted accordingly.

2.2	Further, if the First Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean May 31, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.3	Consequently, subject to the receipt of the First Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean May 31, 2019.

2.4	Further, if the Second Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean June 30, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.5	Consequently, subject to the receipt of the Second Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean June 30, 2019.

2.6	Further, if the Third Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean July 31, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.7	Consequently, subject to the receipt of the Third Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean July 31, 2019.

2.8	Further, if the Fourth Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean August 31, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.9	Consequently, subject to the receipt of the Fourth Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean August 31, 2019.

2.10	Further, if the Fifth Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean September 30, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.11	Consequently, subject to the receipt of the Fifth Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean September 30, 2019.

2.12	Further, if the Sixth Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean October 31, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.13	Consequently, subject to the receipt of the Sixth Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean October 31, 2019.

2.14	Further, if the Seventh Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean November 15, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.15	Consequently, subject to the receipt of the Seventh Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean November 15, 2019.

2.16	Further, if the Eighth Tranche Purchase Price is received in the manner contemplated in the ARSPA, then with effect from the First CCD Closing Date, the term “Long Stop Date” as set out in the Executed Documents shall be read and interpreted to mean November 30, 2019 and all provisions of the Executed Documents shall be read and interpreted accordingly.

2.17	Consequently, subject to the receipt of the Eighth Tranche Purchase Price in the manner contemplated in the ARSPA, the definition of the term “Long Stop Date” in the Executed Documents shall be substituted and amended as under:

“Long Stop Date” shall mean November 30, 2019.

2.18	Further, on or prior to the Long Stop Date as defined after the occurrence of the eighth CCD Closing, the entire remaining purchase price i.e. Rs. 226,63,17,477 (Rupees Two Hundred Twenty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) will be paid by Purchaser in tranches for the purchase of all remaining securities issued by the Company held by the Promoter and the Other Shareholder. Further, prior to November 30, 2019, the Parties may mutually agree to extend the Long Stop Date from November 30, 2019 to August 31, 2020, and the revised payment terms of the remaining purchase price i.e. Rs. 226,63,17,477 (Rupees Two Hundred Twenty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only).

2.19	The provisions of Clauses 2.2 to 2.17 above shall have effect only if the relevant tranches of the Purchase Price are received by the Promoter in the manner contemplated in the ARSPA, time being of the essence, and the definition of “Long Stop Date” as set out in the Securities Purchase Agreement shall be interpreted in accordance with the above clauses. Any breach of the ARSPA or the provisions of the Securities Purchase Agreement (as amended by this Amendment Agreement), shall amount to a breach under the Securities Purchase Agreement (as amended by this Amendment Agreement), notwithstanding anything to the contrary contained herein.

3.	AMENDMENTS TO THE SECURITIES PURCHASE AGREEMENT

3.1	General: Subject to the occurrence of all of the CCD Closings as per the ARSPA, any and all provisions relating to the transfer of “Sale Securities” in the Securities Purchase Agreement shall be read and interpreted to mean reference to 10,10,000 (Ten Lakhs Ten Thousand) Equity Shares representing 100% (one hundred per cent) of the issued, subscribed and paid-up equity share capital of the Company and 41,43,68,780 (Forty One Crores Forty Three Lakhs Sixty Eight Thousand Seven Hundred Eighty) Series B CCDs of Rs. 10 (Rupees Ten) each in the Company representing the entire CCD-holding of the Promoter in the Company after the occurrence of all the CCD Closings.

3.2	The amendments to the definition of “Long Stop Date” as mentioned in Clause 2 above shall stand incorporated in the Securities Purchase Agreement.

3.3	Clause 1.30 of the Securities Purchase Agreement shall be substituted and amended as under:

1.30	“Purchase Price” shall mean the purchase price payable by the Purchaser to the Promoter and the Other Shareholder for purchase of Sale Securities being a sum of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) and any Additional Purchase Amounts payable by MDPL to the Promoter under the ARSPA, less any amounts paid by MDPL to the Promoter at the time of each CCD Closing as defined in the ARSPA;

3.4	Clause 1.34 of the Securities Purchase Agreement shall be renumbered as Clause 1.35 and Clause 1.35 of the Securities Purchase Agreement shall be renumbered as Clause 1.36. The following Clause shall be inserted as Clause 1.34:

1.34	“ARSPA” shall mean the amended and restated security purchase agreement dated April ______, 2019 executed between the Promoter, the Company and MDPL for the purchase of 5,00,00,000 (Five Crores) Series A CCDs by MDPL from the Promoter.

3.5	Clause 3.1 of the Securities Purchase Agreement shall be substituted and amended as under:

3.1.	The Purchaser shall, and MDPL shall cause the Purchaser and its nominee to, pay to the Promoter and the Other Shareholder, for the sale and purchase of the Sale Securities, the Purchase Price, subject to any reduction to be strictly made to the extent of any amounts paid by the Company to the Promoter under Clause 4.3.3. The Purchaser acknowledges that the Sale Securities are being offered at the Purchase Price on the understanding that the Purchaser will complete the purchase of the Sale Securities on or before the Long Stop Date, irrespective of whether the adjustments contemplated under Clause 4.3.3 are made. Where any approvals are required for the Purchaser to achieve Closing, the same will be obtained on or before the Long Stop Date at the cost of the Purchaser or MDPL.

3.6	Clause 4.3.2 of the Securities Purchase Agreement shall be substituted and amended as under:

4.3.2	The Purchaser shall pay the Purchase Price, through its authorized dealer to the designated bank accounts of the Promoter and the Other Shareholder. The bank accounts details of the Promoter and the Other Shareholder are set forth in Schedule 4 to this Agreement. A copy of the SWIFT instructions issued by the Purchaser’s authorized dealer shall be provided to the Promoter forthwith.

3.7	The following Clause 4.3.11 shall be inserted after Clause 4.3.10 of the Securities Purchase Agreement:

4.3.11	(a) Notwithstanding anything contained in Clause 4.3.4, Clause 4.3.5(b), Clause 4.3.6, Clause 4.3.7, Clause 4.3.8 or Clause 4.3.9, the Parties shall mutually agree to appoint a document custodian, being one of (a) Mr. B. R. Srinivas of Dua Associates, Bangalore or (b) Mr. Shreyas Jayasimha, Advocate (“Custodian”), at least 7 (seven) Business Days prior to the proposed Closing Date, after the Purchaser has provided proof to the Promoter that it has the necessary funds to make payment of the Purchase Price on or before the Closing Date. On receipt of proof that the Purchaser has the necessary funds to make payment of the Purchase Price on or before the Closing Date, the Promoter shall hand over the documents listed at Annexure B to the Amendment Agreement to the Custodian at least 4 (four) Business Days prior to the Closing Date.

(b) On the earlier of (i) being provided with a written confirmation from the Promoter that the Promoter has received the Purchase Price; or (ii) being provided by the Purchaser with a letter stating that the Purchase Price has been credited to the Promoter’s bank account, accompanied by: (a) a copy of irrevocable SWIFT instructions issued by the Purchaser’s bank bearing out the transfer of the Purchase Price to the Promoter’s bank account in the Form MT-103, and (b) a letter from the Purchaser’s bank stating that an amount equal to the Purchase Price has been debited from the Purchaser’s bank account for being credited to the bank account of the Promoter, the Custodian shall release the documents listed at Annexure B to the Amendment Agreement to MDPL and the Purchaser.

(c) If the actions set out in the paragraph above are not completed within 10 (ten) days of handing over the documents as set out in Clause 4.3.11(a) above or the Long Stop Date, whichever is earlier, the Custodian shall release the documents listed at Annexure B to the Amendment Agreement to the Company.

(d) The Company shall hand over the documents listed at Part 1 of Annexure B to the Amendment Agreement to MDPL only in the event of the payment of the amount of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) in the manner and within the timelines contemplated in Clause 5.6 or Clause 5.7.

3.8	The following Clause 4.5 shall be inserted after Clause 4.4 of the Securities Purchase Agreement:

4.5	Upon the completion of Closing, the Existing Agreements shall stand terminated and each Party shall be deemed to have irrevocably and unconditionally waived its respective rights under the Existing Agreements, and released all the other Parties from any and all claims, actions, causes of action and liabilities, past and present, whether known or unknown or actual or contingent, that such Party may have against the other Parties, or their respective direct or indirect shareholders, affiliates, officers, directors and/or employees that arise from or relate to the Existing Agreements.

3.9	Clause 5.5 of the Securities Purchase Agreement shall be substituted and amended as under:

5.5	The Parties further agree that if the Closing has not been achieved on or before the Long Stop Date:

(a)	the Company shall be entitled to enforce its rights under the Mortgage Deed 1, the Mortgage Deed 2 and the Additional Mortgage Deed and no Party will have any claim against any other Party with respect to such enforcement, subject to the obligations of MDPL under Clause 5.5(b);

(b)	MDPL shall do all such acts as may be necessary to ensure that the Company enjoys its right, title and interest in the Property, the Mortgaged Property and the Additional Mortgaged Property, free from all Encumbrances, by executing requisite documents, and stamping and registering the same, at no additional cost or liability to Company other than the cost of stamp duty and registration fees;

(c)	the Company shall be entitled to redeem at face value the 10,10,000 (Ten Lakh Ten Thousand) optionally convertible debentures issued by the Company to MDPL;

(d)	the Company shall be deemed to have refunded the debenture application monies of Rs. 1,50,00,000 (Rupees One Crores Fifty Lakhs) paid to the Company by MDPL (along with any statutory interest payable thereon pursuant to the Act);

(e)	the Company shall be deemed to have refunded the advance payment of Rs. 5,00,00,000 (Rupees Five Crores) received from MDPL on September 30, 2016;

(f)	the Company shall be entitled to redeem at face value all outstanding NCDs (as defined in the ARSPA) issued by the Company to MDPL pursuant to the CCD Closing(s) as defined in the ARSPA (except to the extent any NCDs have to be re-classified into CCDs and purchased by the Promoter pursuant to the provisions of this Clause 5.5); and

(g)	the Company shall be deemed to have refunded all amounts due from the Company to MDPL towards the redemption of the NCDs.

The obligation of the Company to pay the amounts pursuant to Sub-Clause 5.5(c), Sub-Clause 5.5(d), Sub-Clause 5.5(e), Sub-Clause 5.5(f) and Sub-Clause 5.5(g), shall be set off against the refundable deposit received by MDPL from the Company which will constitute the full and final settlement of all such amounts payable pursuant to Sub-Clause 5.5(c), Sub-Clause 5.5(d), Sub-Clause 5.5(e), Sub-Clause 5.5(f) and Sub-Clause 5.5(g). Thereafter, none of the Company, the Promoter or the Other Shareholder shall have any liability to MDPL, the Purchaser or any other Person acting on their behalf, in relation to such amounts.

The actions set out in Sub-Clause 5.5(a), Sub-Clause 5.5(b), Sub-Clause 5.5(c), Sub-Clause 5.5(d), Sub-Clause 5.5(e), Sub-Clause 5.5(f), and Sub-Clause 5.5(g) are collectively referred to as “Separation”. The Parties agree that the requisite documents for Separation shall include specifically (a) a sale deed for the sale of 10% (ten percent) undivided interest of MDPL in the Property (including the right of MDPL to receive the built up area in accordance with the JDA) executed by MDPL in favour of the Company in accordance with Clause 5.5(b) above, to be stamped and registered at the cost of the Company, and (b) the historical original title documents of the Property that are available with MDPL. Where the 10% (ten percent) undivided interest of MDPL in the Property (including the rights of MDPL to receive the built up area in accordance with the JDA) is not conveyed and the historical original title documents of the Property are not handed over in the manner contemplated above, time being of the essence, MDPL will be in default of this Agreement and the Company and the Promoter shall be entitled to enforce their rights against MDPL in the manner contemplated under this Agreement.

Where all the actions set out at Clause 5.5(a) to Clause 5.5(g) above have been completed, and where under the ARSPA, all the CCD Closings have been completed, the Promoter shall purchase a calculated number of Series A CCDs from MDPL having a value of Rs. 15,00,00,000 (Rupees Fifteen Crores).

3.10	Clause 5.6 of the Securities Purchase Agreement shall be substituted and amended as under:

5.6	(a) MDPL hereby waives any and all claims, right, title or interest that it (or its Affiliates, including the Purchaser) may have in relation to the Property, the Mortgaged Property and/or the Additional Mortgaged Property, upon the completion of the Separation and shall ensure that the Promoter and the Company can develop and sell the Property, the Mortgaged Property and the Additional Mortgaged Property without any interference by MDPL or anyone claiming under MDPL or without being required to provide any share in the development to MDPL.

(b) Upon the completion of Separation in the manner contemplated in Clause 5.5 above, the Existing Agreements shall stand terminated and each Party shall be deemed to have irrevocably and unconditionally waived its respective rights under the Existing Agreements, and released all the other Parties from any and all claims, actions, causes of action and liabilities, past and present, whether known or unknown or actual or contingent, that such Party may have against the other Parties, or their respective direct or indirect shareholders, affiliates, officers, directors and/or employees that arise from or relate to the Existing Agreements.

(c) Further, MDPL hereby waives any and all claims it may have against the Company and the Promoter in relation to the amounts referred to in Sub-Clause 5.5(c), Sub-Clause 5.5(d), Sub-Clause 5.5(e), Sub-Clause 5.5(f) and Sub-Clause 5.5(g) above.

(d) Where Separation is not completed (inter alia, on account of reasons attributable to MDPL and/or the Purchaser) on or before the expiry of 15 (fifteen) days from the Long Stop Date (as applicable), the Purchaser and/or MDPL shall have a one-time option to pay / cause MDPL to pay Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) to the Company. Upon receipt of such sum of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) within the said 15 (fifteen) day period, the JDA shall stand terminated and the mortgages against the Mortgaged Property 1, Mortgaged Property 2 and the Additional Mortgaged Property shall stand discharged, (and the Parties shall execute such documents as maybe required to evidence the termination of the JDA and discharge of mortgages against the Mortgaged Property 1, Mortgaged Property 2 and the Additional Mortgaged Property), and the Existing Agreements shall stand terminated. Upon receipt of such sum of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) by the Company, the Company shall handover the documents listed in Part 1 of Annexure B to the Amendment Agreement to MDPL. Upon receipt of an amount of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only), the Company shall have no further claims against MDPL for monies payable by MDPL to the Company as per the financial statements of the Company and MDPL, and the sum of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) shall be in full and final discharge of all monies due to the Company and the Promoter. The Purchaser/MDPL and the Promoter/Company shall have no claims against each other (including in respect of the NCDs), and any monies paid under the ARSPA shall stand forfeited and remain with the Promoter.

(e) Where neither Separation nor the option referred to in Clause 5.6(d) above is completed before the expiry of 30 (thirty) days from the Long Stop Date (as applicable), the Existing Agreements shall stand terminated, subject to the rights of the Company under Clause 5.7 and all rights of the Parties shall be as per Clause 5.7 of this Agreement.

3.11	Clause 5.7 of the Securities Purchase Agreement shall be substituted and amended as under:

5.7	(a) MDPL and the Purchaser agree that where the Separation does not take place in full within 30 (thirty) days from the Long Stop Date, the Company and the Promoter shall at their option be entitled to either (A) an amount of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) out of the amounts payable by MDPL to the Company as per the financial statements of the Company and MDPL, or (B) (i) the Property (along with MDPL’s 10% (ten percent) undivided interest in the Property (including MDPL’s rights to receive the built up area in accordance with the JDA) being transferred in favour of the Company, along with the historical original title documents of the Property that are available with MDPL), (ii) the Mortgaged Property, (iii) the Additional Mortgaged Property, and (iv) the rights of the Company to set off the amounts detailed in Sub-Clause 5.5(c), Sub-Clause 5.5(d), Sub-Clause 5.5(e), Sub-Clause 5.5(f) and Sub-Clause 5.5(g) against monies payable by MDPL to the Company as per the financial statements of the Company and MDPL.

(b) Where the Company exercises its rights to seek the amount of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) against the amounts payable by MDPL to the Company as per the financial statements of the Company and MDPL, the same shall be immediately due and payable by MDPL to the Company, notwithstanding anything else to the contrary provided under the Existing Agreements.

(c) Upon receipt of an amount of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only), the Company shall have no further claims against MDPL for monies paid under the Existing Agreements and the sum of Rs. 356,63,17,477 (Rupees Three Hundred Fifty Six Crores Sixty Three Lakhs Seventeen Thousand Four Hundred Seventy Seven only) shall be in full and final discharge of all monies due to the Company and the Promoter. The Purchaser/MDPL and the Promoter/Company shall have no claims against each other (including in respect of the NCDs), and any monies paid under the ARSPA shall stand forfeited and remain with the Promoter.

3.12	The Purchaser and MDPL agree that no consents or approvals shall be required from them in accordance with the provisions of the Securities Purchase Agreement including pursuant to Clause 6 thereof, for the execution and performance of this Amendment Agreement and the ARSPA. To the extent any such consent is required, the Purchaser and MDPL shall be deemed to have provided the same.

3.13	The following sub-clause shall be inserted as sub-clause (h) in Clause 7.1 of the Securities Purchase Agreement, and the present sub-clause (h) shall be renamed as sub-clause (i):

(h) Pursuant to the provisions of the Escrow Agreement entered into between the Parties and the Escrow Agent, the Company has received the title deeds listed in the Escrow Agreement in relation to the Mortgaged Property 1, Mortgaged Property 2 and the Additional Mortgaged Property. From the date on which the Company has received the aforesaid documents, the Company has not created any Encumbrance thereon or on the Property and shall not create any Encumbrance on the Property, Mortgaged Property 1, Mortgaged Property 2 and Additional Mortgaged Property till the Closing Date or the Long Stop Date, as applicable.

3.14	Clause 10.1 of the Securities Purchase Agreement shall be substituted and amended as under:

10.1	All notices, consents or other formal communications required of the Parties hereto by this Agreement shall be in writing. All such communications shall be delivered by hand or registered post or electronic transmission, addressed to the other party at the following address or at such other address as has been notified by a Party. Such communications shall be deemed to have been delivered at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile) or on the seventh business day after the date of posting (if served by prepaid post).

a)	In the case of notices to the Company:

Attention:	Mr. Hemant Kothari
Address:	New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block, Bangalore – 560 070
Telephone:	+91 80 4041 4422
Email:	hemantk@elbitplazaindia.com

b)	In case of notice to the Purchaser:

Attention:	Mr. Baaskaran S.
Address:	41, Vittal Mallya Road, Bangalore – 560 001
Telephone:	+91 80 4130 0000
Email:	baaskaran.s@mantri.in

c)	In the case of notices to MDPL:

Attention:	Mr. Baaskaran S.
Address:	41, Vittal Mallya Road, Bangalore – 560 001
Telephone:	+91 80 4130 0000
Email:	baaskaran.s@mantri.in

d)	In the case of notices to the Promoter:

Attention:	Mr. Ron Hadassi
Address:	7 Mota Gur, Olympia C Tower, Petach Tikva, 4900102 Israel
Telephone:	+972 3 608 6045
Email:	ron@elbitimaging.com

e)	In case of notices to the Other Shareholder:

Attention:	Mr. Ron Hadassi
Address:	7 Mota Gur, Olympia C Tower, Petach Tikva, 4900102 Israel
Telephone:	+972 3 608 6045
Email:	ron@elbitimaging.com

3.15	Clause 11.3 of the Securities Purchase Agreement shall be substituted and amended as under:

11.3	Arbitration

Any Dispute which is not settled by the disputing parties through negotiations, after the period of 30 (thirty) days from the service of a notice of dispute, shall be referred to and finally resolved by arbitration in Singapore in accordance with the rules of the Singapore International Arbitration Center (“SIAC”). The Purchaser and MDPL collectively shall appoint one (1) arbitrator, the Promoter shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint the third arbitrator. The language of the arbitration shall be English. If any Party does not appoint an arbitrator within a period of 30 (thirty) days from the date on which the arbitration is referred to the SIAC, such arbitrator will be appointed by the SIAC.

If any dispute raises issues which are substantially the same as or connected with issues raised in a dispute which has already been referred to arbitration under this Agreement or the Existing Agreements or the ARSPA (an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a “Related Dispute”), the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the arbitral tribunal in respect of any Related Dispute. Any dispute as to whether or not a dispute is a Related Dispute shall be referred to, and finally resolved by, the arbitral tribunal appointed or to be appointed in respect of an Existing Dispute.

The arbitral tribunal, upon the request of one of the parties to a dispute or a party to this Agreement which itself wishes to be joined in any reference to arbitration proceedings in relation to a dispute, may join any party to this Agreement to any reference to arbitration proceedings in relation to that dispute and may make a single, final award determining all disputes between them. Each of the Parties hereby consents to be joined to any reference to arbitration proceedings in relation to any dispute at the request of a party to that dispute.

Where, pursuant to the above provisions, the same arbitral tribunal has been appointed in relation to two or more disputes, the arbitral tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be consolidated and/or heard together upon such terms or conditions as the arbitral tribunal thinks fit.

3.16	Schedule 4 of the Securities Purchase Agreement shall be replaced by the following:

DETAILS OF BANK ACCOUNT OF THE PROMOTER

DETAILS OF BANK ACCOUNT OF THE OTHER SHAREHOLDER

3.17	To the extent that any representations are made by the Promoter and Other Shareholder in the Securities Purchase Agreement, relating to the title of the Promoter and the Other Shareholder to the securities issued by the Company to them, or the creation of an Encumbrance thereon, the entire contents of the ARSPA and this Amendment Agreement shall be deemed disclosed in relation to such representations.

3.18	MDPL shall provide copies of all historical title documents in relation to the Property to the Company within a period of 30 (thirty) days from the date of this Amendment Agreement.

3.19	MDPL shall complete applicable filings with the jurisdictional Registrar of Companies in relation to the charge on Mortgaged Property 1, Mortgaged Property 2 and the Additional Mortgaged Property within a period of 7 (seven) days from the date of this Amendment Agreement.

3.1	TERM AND TERMINATION

3.1.1	This Amendment Agreement will become effective from September 30, 2016 and will remain in force until any of the Executed Documents are in force, subject to the terms hereof.

3.1.2	Except as amended by this Amendment Agreement, all of the remaining provisions of the Executed Documents remain in full force and effect.

3.1.3	The provisions of this Amendment Agreement will be governed by and construed in accordance with the laws of India. Subject to Clauses 11.2 to 11.4 of the Securities Purchase Agreement (as amended by this Amendment Agreement), the courts at Bangalore, India shall have supervisory jurisdiction in respect of this Amendment Agreement.

3.2	AMENDMENT

No modification or amendment to this Amendment Agreement and no waiver of any of the terms or conditions hereto shall be valid or binding unless made in writing and duly executed by all the Parties hereto.

3.3	WAIVER

No delay in exercising or omission to exercise any right, power or remedy accruing to a party hereto upon any default under this Amendment Agreement shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of such party in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy in respect of any other default.

3.4	NOTICES

Each notice, demand or other communication given or made under this Amendment Agreement shall be made in accordance with the provisions of the relevant Executed Documents.

3.5	COUNTERPARTS

This Amendment Agreement may be executed in any number of counterparts and all of which taken together shall constitute one and the same instrument. The parties hereto may enter into this Agreement by signing any such counterpart.

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IN WITNESS WHEREOF, the Parties have set their respective hands to this Agreement on the day, month and year first abovementioned

COMPANY
For AAYAS TRADE SERVICES PRIVATE LIMITED

Hemant Kothari
Authorised Signatory

PROMOTER
For ELBIT PLAZA INDIA REAL ESTATE HOLDINGS LIMITED

Hemant Kothari
Authorised Signatory

OTHER SHAREHOLDER
For KOYENCO LIMITED

Hemant Kothari
Authorised Signatory

PURCHASER
For MINERVA INFRATECH PRIVATE LIMITED

Baaskaran S.
Authorised Signatory

MDPL
For MANTRI DEVELOPERS PRIVATE LIMITED

Baaskaran S.
Authorised Signatory

WITNESSES

Siddharth K. Vedula	.
Level 3, Prestige Obelisk,	No. 41, Vittal Mallya Road,
3, Kasturba Road,	Bangalore – 560 001
Bangalore – 560 001

ANNEXURE A

Details of the Executed Documents

a)	Securities Purchase Agreement dated December 02, 2015 between the Company, the Promoter, the Other Shareholder and the Purchaser and MDPL;

b)	Registered Deed of Mortgage dated December 02, 2015 executed by B. N. Adarsh and MDPL in favour of the Company;

c)	Registered Deed of Mortgage dated December 02, 2015 executed by Kirthana Developers LLP and MDPL in favour of the Company; and

d)	Registered Deed of Mortgage dated June 21, 2016 executed by B. N. Adarsh and MDPL in favour of the Company.